EXHIBIT 8
INFINEON TECHNOLOGIES AG
Significant Subsidiaries and Associated Companies
as of September 30, 2005
NAME AND LOCATION OF COMPANY

100% owned:
EUPEC Europaeische Gesellschaft fuer Leistungshalbleiter mbH, Warstein-Belecke, Germany
Infineon Technologies (Advanced Logic) Sdn. Bhd., Malacca, Malaysia
Infineon Technologies (Integrated Circuit) Sdn. Bhd., Malacca, Malaysia
Infineon Technologies (Malaysia) Sdn. Bhd., Malacca, Malaysia
Infineon Technologies North America Corp., Wilmington, Delaware, USA
Infineon Technologies Asia Pacific Pte. Ltd., Singapore
Infineon Technologies Austria AG, Villach, Austria
Infineon Technologies China Co. Ltd., Shanghai, China
Infineon Technologies Dresden GmbH & Co. OHG, Dresden, Germany
Infineon Technologies France S.A.S., Saint Denis, France
Infineon Technologies Holding B.V. Rotterdam, Netherlands
Infineon Technologies Japan K.K., Tokyo, Japan
Infineon Technologies Richmond LP, Wilmington, Delaware, USA
Infineon Technologies SC300 GmbH & Co. OHG, Dresden, Germany
Infineon Technologies Suzhou Co. Ltd., Suzhou, China
Infineon Technologies-Fabrico de Semicondutores, Portugal S.A., Vila do Conde, Portugal
Infineon Technologies Finance GmbH, Munich, Germany
Infineon Technologies Flash GmbH & Co. KG, Dresden, Germany
SensoNor AS, Horten, Norway
Less than 100% owned:

ALTIS Semiconductor S.N.C., Essonnes, France	50.1%
Inotera Memories Inc., Taoyuan, Taiwan	45.9%